Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES
THIRD QUARTER 2024 RESULTS
HOUSTON – November 11, 2024 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) ("Vaalco" or the "Company") today reported operational and financial results for the third quarter of 2024.
Third Quarter 2024 Highlights and Recent Key Items:
•Grew net revenue interest ("NRI")(2) sales to 2,134,000 barrels of oil equivalent (“BOE”), or 23,198 barrels of oil equivalent per day ("BOEPD"), toward the upper end of guidance; and 20% above the second quarter of 2024 due to additional Côte d’Ivoire liftings;
•Reported Q3 2024 net income of $11.0 million ($0.10 per diluted share) and Adjusted Net Income(1) of $7.9 million ( $0.08 per diluted share);
•Increased Adjusted EBITDAX(1) by 28% to $92.8 million compared to Q2 2024, driven by sales increase associated with Côte d’Ivoire liftings;
•Achieved production of 21,770 NRI(2) BOEPD and working interest (“WI”)(3) production of 26,709 BOEPD; both were higher than Q2 2024 by 5%;
•Posted unrestricted cash of $89.1 million which is after $6.6 million paid for quarterly dividend and $12.4 million in cash capital spending for the quarter;
•Decreased production expense per BOE by 33% quarter-over-quarter to $19.80 per BOE, at the low end of the Q3 2024 guidance range ;
•Completed Production Sharing Contracts (“PSCs”) with the Government of Gabon for the offshore Niosi Marin and Guduma Marin exploration blocks; and
•Announced quarterly cash dividend of $0.0625 per share of common stock to be paid on December 20, 2024.
(1)Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow2 are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”
(2)All NRI sales and production rates are Vaalco's working interest volumes less royalty volumes, where applicable.
(3)All WI production rates and volumes are Vaalco's working interest volumes, where applicable.

George Maxwell, Vaalco’s Chief Executive Officer commented, “We continue to deliver strong quarterly results, both operationally and financially, that are generating significant Adjusted EBITDAX and building cash on hand to fund organic growth. In addition, we remain committed to shareholder returns through our quarterly dividend policy. Our production, sales and Adjusted EBITDAX all improved compared to Q2 2024 as we realize the positive impacts from the highly accretive Côte d’Ivoire acquisition, the solid results from our Canadian drilling program, and the focus on optimizing production in Gabon and Egypt.”

“In the third quarter, we announced that the results of our independent, third-party reserve engineer’s calculation of proved reserves associated with the Côte d’Ivoire acquisition as of December 31, 2023 was approximately 30% greater than our initial disclosure. This strategically complementary and highly cost-effective acquisition expands our West African focus area through the addition of a sizeable producing asset that has significant upside potential and considerable future development opportunities in Côte d’Ivoire, a well-established and investment-friendly country. Additionally, the documentation has been completed on the production sharing contracts for two offshore Gabon exploration blocks where Vaalco holds a 37.5% working interest.”
“We are excited about the major projects planned for 2025 that are expected to deliver a step-change in organic growth across the portfolio in the coming years. As we work to finalize the timing of our projects, we will provide more details in early 2025. We have delivered on our focused strategy over the past three years and believe we will continue to do so with the organic growth programs across our diversified portfolio over the next few years. We remain focused on maximizing value and generating strong operational cash flow to fund our numerous organic opportunities moving forward, all while continuing to return capital to our shareholders through the quarterly dividend policy.”
Operational Update
Egypt
Vaalco focused on enhancing production in the first nine months of 2024 through a series of planned workovers, as well as through interventions using the OGS-10 rig. Vaalco finalized the K-81 recompletion at the start of the first quarter which was a carry-over from its 2023 drilling activity. The EA-55 well, drilled in October 2023, was fracked and put online in January 2024. Three additional workover recompletions were completed in the third quarter of 2024 with one more in progress. With the low cost of workovers, the well economics are strongly positive.
A summary of the Egyptian workover campaign's impact in the first nine months of 2024 is presented below:

Vaalco Egypt 2024 Workover Wells
Well	Workover date	Type	Completion Zone	Perforation Interval (ft)	IP-30 Rate (BOPD)(a)
K-81	1-Jan-24	Recompletion	Asl-D	13.1	154
EA-55	10-Jan-24	Frac & Complete	Redbed	Hydraulic Frac	143
H-22	7-Feb-24	Recompletion	Yusr-A	9.8	82
K-65_ST1	14-Feb-24	Recompletion	Asl-D	13.1	43*
K-85	16-Mar-24	Recompletion	Asl-D	13.1	420
K-84	27-Mar-24	Recompletion	Asl-G	16.4	58*
K-74	3-Apr-24	Water Shut-off Recompletion	Asl-A	8.2	108
K-77	7-Apr-24	Recompletion	Asl-A	26.2	100
K-84	13-Jun-24	Recompletion	Asl-D	19.7	430
K-80	19-Jun-24	Recompletion	Asl-D	13.1	188
K-72A	24-Jul-24	Recompletion	Asl-A	9.8	150
HE-04	27-Jul-24	ALS Change to SRP	Asl-B2	0.0	170
K-65ST1	31-Aug-24	Recompletion	Asl-B	6.6	100
a)Initial Production; 30 day duration
*Production - impacted by sand production - Possible workover with sand screen required

Canada
The 2024 drilling campaign commenced in January 2024 with the drilling of 9-12-30-4W5, which was spud on January 17, 2024. The first well was drilled to a total depth of 22,732 feet. The second well of the program, 10-12-30-4W5, was spud on February 9, 2024, and drilled to a total depth of 21,736 feet. The third well in the program, 11-12-30-4W5 was spud on February 23, 2024, and drilled to a total depth of 21,624 feet. The fourth well on the program 1-18-30-3W5 was spud on March 9, 2024, and drilled to a total depth of 20,669 feet. The drilling rig was released on March 24, 2024.

Completion of the wells began in late March and was completed in April. By early May all wells were on production with strong initial rates as noted below:

Vaalco Canada 2024 Wells
Well	Spud date	Net Pay (ft)	Penetrated Pay Zones	Completion Zone	Perforation Interval (ft)	IP-30 Rate (BOEPD)
09-12-30-4W5	1/17/2024	2.75-Mile Hz (4,400m, 14,430ft)	Upper Bioturbated Cardium	Cardium	115 Stg x 15T Hydraulic Fracture Treatment	479
10-12-30-4W5	2/9/2024	2.75-Mile Hz (4,400m, 14,430ft)	Upper Bioturbated Cardium	Cardium	100 Stg x 15T Hydraulic Fracture Treatment	469
11-12-30-4W5	2/23/2024	2.75-Mile Hz (4,400m, 14,430ft)	Upper Bioturbated Cardium	Cardium	108 Stg x 15T Hydraulic Fracture Treatment	444
1-18-30-3W5	3/9/2024	2.75-Mile Hz (4,400m, 14,430ft)	Upper Bioturbated Cardium	Cardium	106 Stg x 15T Hydraulic Fracture Treatment	182
Gabon
Vaalco is currently finalizing locations and planning for the next drilling campaign at Etame that is expected to occur in mid-2025. In October 2022, Vaalco successfully completed its transition to a Floating Storage and Offloading vessel (“FSO”) and related field reconfiguration processes. This project provides a low cost FSO solution that increases the storage capacity for the Etame block and improved operational performance. The Company continues to demonstrate operational excellence, production uptime and enhancement in 2024 to optimize production until the next drilling campaign.
The Company recently completed the documentation with the Government of Gabon for the offshore Niosi Marin and Guduma Marin exploration blocks. This follows the technical provisional award announced in October 2021 granting Vaalco a 37.5% non-operating working interest in the Niosi Marin Block (previously G12-13) and the Guduma Marin Block (previously H12-13) located in shallow waters offshore Gabon, with BW Energy as operator (also holding a 37.5% working interest) and Panoro Energy as a non-operating joint owner with a 25% working interest. The Niosi and Guduma blocks cover areas of 2,974 square kilometers (“km²) and 1,927 km², respectively. The Niosi Block is located adjacent to the Etame Marin Permit, where Vaalco operates a successful ongoing exploration and production campaign. To date, the Etame Marin partners have produced and discovered over 150 million barrels of oil, with multiple fields brought online. The area benefits from significant infrastructure investments, including processing facilities and a new FSO vessel installed by Vaalco in 2022 which is located adjacent to the Niosi Marin blocks. The blocks are also adjacent to BW Energy and Panoro Energy’s Dussafu PSC offshore Southern Gabon, which is another area of significant successful exploration and development.
Côte d'Ivoire
During the third quarter, three liftings took place. In July, 612,773 gross barrels were lifted or 197,457 net barrels to Vaalco. In August, 681,584 gross barrels were lifted or 219,630 net barrels to Vaalco. And in September, 667,871 gross barrels were lifted or 215,211 net barrels to Vaalco.
Work with Modec, the operator of the Baobab Floating Production and Offloading Vessel (“FPSO”), on the dry docking project for the FPSO, projected to be offline in 2025, continued in the third quarter of 2024. The operator is currently preparing detailed project timetable and costings for the partners and regulator; however preliminary work including the execution of a letter of intent with Modec on April 4, 2024 which covers the key contracts to be executed, including vessel purchase, EPC, and O&M amendments, as well as selection of the disconnect and reconnect contractor, and support for the revised yard bid from Dubai dry docks among other activities.
Financial Update – Third Quarter of 2024
Vaalco reported net income of $11.0 million ($0.10 per diluted share) for the third quarter of 2024 which was down compared with net income of $28.2 million ($0.27 per diluted share) in the second quarter of 2024 and up compared to $6.1 million ($0.06 per diluted share) in the third quarter of 2023. The decrease in earnings compared with the second quarter of 2024 is driven primarily by the non-cash bargain purchase gain on the Svenska acquisition in the second quarter.

Adjusted EBITDAX totaled $92.8 million in the third quarter of 2024, a 28% increase from $72.5 million in the second quarter of 2024 and up 30% from $71.4 million generated in the same period in 2023. The increase was primarily due to additional sales volumes from Côte d'Ivoire.

Quarterly Summary - Sales and Net Revenue
$ in thousands	Three Months Ended September 30, 2024					Three Months Ended June 30, 2024
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	$54,934	$63,431	$8,038	$49,795	$176,198	$62,327	$65,314	$9,547	$17,240	$154,428
NGL Sales	—	—	2,007	—	2,007	—	—	1,922	—	1,922
Gas Sales	—	—	225	—	225	—	—	384	—	384
Gross Sales	54,934	63,431	10,270	49,795	178,429	62,327	65,314	11,853	17,240	156,734

Selling Costs & carried interest	651	(173)	(351)	—	127	—	(117)	(318)	—	(435)
Royalties & taxes	(7,977)	(28,714)	(1,532)	—	(38,223)	(8,653)	(29,716)	(1,152)	—	(39,521)

Net Revenue	47,608	34,544	8,387	49,795	140,334	53,674	35,481	10,383	17,240	116,778

Oil Sales MMB (working interest)	709	964	112	632	2,418	759	953	130	211	2,053
Average Oil Price Received	$77.45	$65.79	$71.55	$78.75	$72.87	$82.13	$68.52	$73.52	$81.70	$75.22
Change					-3%
Average Brent Price					$79.84					$84.65
Change					-6%

Gas Sales MMCF (working interest)	—	—	449	—	449	—	—	423	—	423
Average Gas Price Received	—	—	$0.50	—	$0.50	—	—	$0.91	—	$0.91
Change					-45%
Average Aeco Price ($USD)	—	—	$0.57	—	$0.57	—	—	$0.84	—	$0.84
Change					-32%

NGL Sales MMB (working interest)	—	—	82	—	82	—	—	76	—	76
Average Liquids Price Received	—	—	$24.58	—	$24.58	—	—	$25.16	—	$25.16
Change					-2%

Revenue and Sales	Q3 2024	Q3 2023	% Change Q3 2024 vs. Q3 2023	Q2 2024	% Change Q3 2024 vs. Q2 2024
Production (NRI BOEPD)	21,770	18,845	16%	20,588	6%
Sales (NRI BOE)	2,134,000	1,812,000	18%	1,764,000	21%
Realized commodity price ($/BOE)	$65.41	$63.41	3%	$66.05	(1)%
Commodity (Per BOE including realized commodity derivatives)	$65.42	$63.38	3%	$66.03	(1)%
Total commodity sales ($MM)	$140.3	$116.3	21%	$116.5	20%
Vaalco had net revenues increase by $24.1 million or 21% as total NRI sales volumes of 2,134,000 BOE was 21% higher than Q2 2024 and increased 18% compared to 1,812,000 BOE for Q3 2023. Q3 2024 NRI sales were toward the upper end of Vaalco's guidance. The Company expects fourth quarter 2024 NRI sales to be between 18,600 and 20,800 BOEPD.

Q3 2024 realized pricing (net of royalties) was slightly lower compared to Q2 2024 and 3% higher compared to Q3 2023.

Costs and Expenses	Q3 2024	Q3 2023	% Change Q3 2024 vs. Q3 2023	Q2 2024	% Change Q3 2024 vs. Q2 2024
Production expense, excluding offshore workovers and stock comp ($MM)	$42.2	$39.9	6%	$52.4	(19%)
Production expense, excluding offshore workovers ($/BOE)	$19.80	$22.07	(10%)	$29.70	(33%)
Offshore workover expense ($MM)	$0.1	$—	—%	$0.1	—%
Depreciation, depletion and amortization ($MM)	$47.0	$32.5	44%	$33.1	42%
Depreciation, depletion and amortization ($/BOE)	$22.04	$18.00	22%	$18.78	17%
General and administrative expense, excluding stock-based compensation ($MM)	$6.0	$5.2	15%	$6.6	(9%)
General and administrative expense, excluding stock-based compensation ($/BOE)	$2.8	$2.90	(3%)	$3.8	(26%)
Stock-based compensation expense ($MM)	$0.9	$1.0	(10%)	$0.9	—%
Current income tax expense (benefit) ($MM)	$33.7	$2.1	1505%	$13.3	153%
Deferred income tax expense (benefit) ($MM)	$(1.1)	$(2.6)	(58%)	$(4.0)	(73%)
Total production expense (excluding offshore workovers and stock compensation) of $42.2 million in Q3 2024 was a 19% decrease compared to Q2 2024 and a 6% increase compared to the same period in 2023. The decrease in Q3 2024 was primarily driven by a non-cash purchase price adjustment for the Svenska acquisition flowing through production expense and decreased operating expenditure associated with the addition of Côte d'Ivoire in the quarter. Vaalco has seen withholding tax, inflationary and industry supply chain pressure on personnel and contractor costs.
Q3 2024 and Q2 2024 had minimal offshore workover expense, while Q3 2023 had no workover expense.
Q3 2024 production expense per BOE, excluding offshore workover expense, decreased to $19.80 per BOE which was lower than Q3 2023 and Q2 2024 primarily due to the increased sales associated with the purchase of the Côte d'Ivoire asset.
DD&A expense for Q3 2024 was $47.0 million which was higher than $33.1 million in Q2 2024 and higher than $32.5 million in Q3 2023. The increase in Q3 2024 DD&A expense compared to Q2 2024 is due primarily to increased depletion associated with the addition of Côte d'Ivoire. The increase in Q3 2024 DD&A expense compared to Q3 2023 is due to higher depletable costs in Côte d'Ivoire partially offset by lower depletable costs in Gabon, Egypt, and Canada.
General and administrative (“G&A”) expense, excluding stock-based compensation, decreased to $6.0 million in Q3 2024 from $6.6 million in Q2 2024 and increased from $5.2 million in Q3 2023. The decrease in G&A expenses compared to Q2 2024 was primarily due to lower professional, accounting and legal fees. The increase in G&A expenses compared to Q3 2023 was primarily due to higher professional service fees, salaries and wages, and accounting and legal fees due to growth associated with the acquisition. Q3 2024 cash G&A was within the Company’s guidance.
Non-cash stock-based compensation expense was $0.9 million for Q3 2024 compared to $1.0 million for Q3 2023. Non-cash stock-based compensation expense for Q2 2024 was $0.9 million.
Other income (expense), net, was an expense of $0.1 million for Q3 2024, compared to other income of $0.2 million during Q3 2023 and an expense of $2.0 million for Q2 2024. Other income (expense), net, normally consists of foreign currency losses. Also included in Q3 2024 amount are $0.3 million in transaction costs related to the Svenska acquisition.

Foreign income taxes for Gabon are settled by the government taking oil in-kind. Q3 2024 income tax expense was an expense of $32.6 million and is comprised of current tax expense of $33.7 million and deferred tax benefit of $1.1 million. Current quarter tax was impacted by non-deductible items (such as the Svenska transaction costs) and the change in market value of tax barrels due to Gabon State mark-to-market at quarter end. Q2 2024 income tax expense was an expense of $9.3 million and is comprised of current tax expense of $13.3 million and deferred tax benefit of $4.0 million. Q3 2023 income tax expense was an expense of $25.8 million, comprised of $26.8 million of current tax expense and a deferred tax benefit of $1.0 million. For all periods, Vaalco’s overall effective tax rate was impacted by non-deductible items associated with tax rates in foreign jurisdictions higher than the US statutory rate and by non-deductible items associated with operations.

Taxes extinguished by jurisdiction are as follows:

(in thousands)	Gabon	Egypt	Canada	Equatorial Guinea	Cote d'Ivoire	Corporate and Other	Total
Cash/In Kind Taxes Paid:
Three months ended September 30, 2004	—	$7,235	—	—	$4,531	—	$11,766

Financial Update – First Nine Months of 2024

WI Sales for the first nine months of 2024 increased to 6,709 MBOE compared to 6,594 MBOE in the first nine months of 2023. The increase was driven primarily by the Côte d'Ivoire acquisition. Crude oil sales are a function of the number and size of crude oil liftings in each quarter and do not always coincide with volumes produced in any given period.

The average realized crude oil price for the first nine months of 2024 was $65.99 per barrel, representing an increase of 6.0% from $62.48 realized in the first nine months of 2023. This increase in crude oil price reflects the increase in commodity pricing over the past year.

The Company reported net income for the nine months ended September 30, 2024 of $46.8 million, which compares to $16.4 million for the same period of 2023. The increase in net income for the nine months ended September 30, 2024 compared to the same period in 2023 was primarily due to the bargain purchase gain related to the Svenska acquisition in April, as well as higher sales and realized pricing.

Year to Date Summary - Sales and Net Revenue
$ in thousands	Nine Months Ended September 30, 2024					Nine Months Ended September 30, 2023
	Gabon	Egypt	Canada	Côte d'Ivoire	Total	Gabon	Egypt	Canada	Côte d'Ivoire	Total
Oil Sales	$182,048	$191,938	$21,739	$67,035	$462,760	$194,179	$193,570	$22,811	$—	$410,560
NGL Sales	—	—	5,905	—	5,905	—	—	6,421	—	6,421
Gas Sales	—	—	1,429	—	1,429	—	—	2,649	—	2,649
Gross Sales	182,048	191,938	29,073	67,035	470,094	194,179	193,570	31,881	—	419,630

Selling Costs & carried interest	1,825	(401)	(812)	—	612	3,590	(995)	—	—	2,595
Royalties & taxes	(25,088)	(84,550)	(3,801)	—	(113,439)	(25,833)	(86,176)	(4,304)	—	(116,313)

Net Revenue	158,786	106,986	24,460	67,035	357,267	171,936	106,399	27,577	—	305,912

Oil Sales MMB (working interest)	2,238	2,867	303	844	6,252	2,404	3,032	317	—	5,753
Average Oil Price Received	$81.35	$66.94	$71.75	$79.46	$74.02	$80.76	$63.85	$72.01	$—	$71.36
Change					4%
Average Brent Price					$82.50					$81.99
Change					1%

Gas Sales MMCF (working interest)	—	—	1,341	—	1,341	—	—	1,327	—	1,327
Average Gas Price Received	—	—	$1.07	—	$1.07	—	—	$2.00	—	$2.00
Change					-47%
Average Aeco Price ($USD)			$0.95		$0.95			$1.94		$—
Change					-51%

NGL Sales MMB (working interest)	—	—	234	—	234	—	—	237	—	237
Average Liquids Price Received	—	—	$25.26	—	$25.26	—	—	$27.10	—	$27.10
Change					-7%
Capital Investments/Balance Sheet
For the third quarter of 2024, net capital expenditures totaled $12.4 million on a cash basis and $26.6 million on an accrual basis. These expenditures were primarily related to costs associated with the development drilling programs in Egypt and Canada, as well as maintenance, project costs and long lead items for Gabon and Côte d'Ivoire.
At the end of the third quarter of 2024, Vaalco had an unrestricted cash balance of $89.1 million. Working capital at September 30, 2024 was $60.6 million compared with $100.7 million at December 31, 2023, while Adjusted Working Capital at September 30, 2024 totaled $73.4 million.
In Egypt, the Company received written confirmation from EGPC that $51.7 million was recognized in their June Accounts Payable as owed to Company for its Merged Concession effective date adjustment, from which they will offset $11.2 million to satisfy any obligation of Vaalco or its subsidiaries in connection with the TransGlobe combination. The Company invoiced EGPC for the final receivable amount in June 2024.

Quarterly Cash Dividend
Vaalco paid a quarterly cash dividend of $0.0625 per share of common stock for the third quarter of 2024 on September 20, 2024. The Company also announced its next quarterly cash dividend of $0.0625 per share of common stock for the fourth quarter of 2024 ($0.25 annualized), to paid on December 20, 2024 to stockholders of record at the close of business on November 22, 2024. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Vaalco Board of Directors (the "Board").
Hedging
The Company continued to opportunistically hedge a portion of its expected future production to lock in strong cash flow generation to assist in funding its capital and shareholder returns programs.
The following includes hedges remaining in place as of the end of the third quarter of 2024:

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price
			(Bbls)a	(per Bbl)
July 2024 - December 2024	Put Options	Dated Brent	125,000	$65.00

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average SWAP Price in CAD
			(GJ)[b]	(per GJ)
November 2024 - March 2025	Swap	AECO (7A)	67,000	$2.80
a)One gigajoule (GJ) equals one billion joules (J). A gigajoule of natural gas is about 25.5 cubic metres at standard conditions.
Subsequent to September 30, 2024, the Company entered into the following additional derivative contracts to cover its future anticipated production:

				Weighted Average Hedge Price ($/Bbl)
Settlement Period	Type of Contract	Index	Average Volumes Hedged (Bbl)	Floor	Ceiling
January 2025 - March 2025	Collars	Dated Brent	70,000	$65.00	$85.00
April 2025 - June 2025	Collars	Dated Brent	70,000	$65.00	$81.00

2024 Guidance:
The Company has provided third quarter 2024 guidance and updated its full year 2024 guidance. All of the quarterly and annual guidance is detailed in the tables below.

		FY 2024	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	24100 - 25400	8500 - 8900	10100 - 10600	2600 - 2800	2900 - 3100
Production (BOEPD)	NRI	19300 - 20600	7400 - 7800	6800 - 7300	2200 - 2400	2900 - 3100
Sales Volume (BOEPD)	WI	23500 - 25100	7700 - 8300	10100 - 10600	2600 - 2800	3100 - 3400
Sales Volume (BOEPD)	NRI	18800 - 20300	6700 - 7200	6800 - 7300	2200 - 2400	3100 - 3400
Production Expense (millions)	WI & NRI	$162.5 - $176.5 MM
Production Expense per BOE	WI	$18.00 - $20.00
Production Expense per BOE	NRI	$22.50 - $25.50
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$21.0 - $25.0 MM
CAPEX excluding acquisitions (millions)	WI & NRI	$110 - $130 MM
DD&A ($/BOE)	NRI	$19.00 - $23.00

		Q4 2024	Gabon	Egypt	Canada	Côte d'Ivoire
Production (BOEPD)	WI	23800 - 26700	7900 - 9100	9500 - 10500	2400 - 2700	4000 - 4400
Production (BOEPD)	NRI	19400 - 22000	6900 - 7900	6500 - 7500	2000 - 2200	4000 - 4400
Sales Volume (BOEPD)	WI	22900 - 25300	7300 - 8000	9500 - 10500	2400 - 2700	3700 - 4100
Sales Volume (BOEPD)	NRI	18600 - 20800	6400 - 7000	6500 - 7500	2000 - 2200	3700 - 4100
Production Expense (millions)	WI & NRI	$40.8 - $47.3 MM
Production Expense per BOE	WI	$17.50 - $22.50
Production Expense per BOE	NRI	$21.00 - $27.50
Offshore Workovers (millions)	WI & NRI	$0 - $0 MM
Cash G&A (millions)	WI & NRI	$4.5 - $6.5 MM
CAPEX excluding acquisitions (millions)	WI & NRI	$40 - $60 MM
DD&A ($/BOE)	NRI	$21.00 - $24.00

Conference Call
As previously announced, the Company will hold a conference call to discuss its third quarter 2024 financial and operating results tomorrow, Tuesday, November 12, 2024, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time and 3:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “Vaalco energy Third Quarter 2024 Conference Call.” This call will also be webcast on Vaalco’s website at www.vaalco.com. An archived audio replay will be available on Vaalco’s website.
A “Q3 2024 Supplemental Information” investor deck will be posted to Vaalco’s website prior to its conference call on November 12, 2024 that includes additional financial and operational information.
About Vaalco
Vaalco, founded in 1985 and incorporated under the laws of Delaware, is a Houston, Texas, USA based, independent energy company with a diverse portfolio of production, development and exploration assets across Gabon, Egypt, Côte d'Ivoire, Equatorial Guinea, Nigeria and Canada.
For Further Information

Vaalco Energy, Inc. (General and Investor Enquiries)	+00 1 713 543 3422
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Barry Archer	VAALCO@buchanan.uk.com
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) estimates of future drilling, production, sales and costs of acquiring crude oil, natural gas and natural gas liquids; (ii) expectations regarding VAALCO's ability to effectively integrate assets and properties it has acquired as a result of the Svenska acquisition into its operations; (iii) expectations regarding future exploration and the development, growth and potential of VAALCO’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (iv) expectations regarding future acquisitions, investments or divestitures; (v) expectations of future dividends; (vi) expectations of future balance sheet strength; and (vii) expectations of future equity and enterprise value.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of VAALCO; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; risks relating to the timing and costs of completion for scheduled maintenance of the FPSO servicing the Baobab field; and the risks described under the caption “Risk Factors” in VAALCO’s 2023 Annual Report on Form 10-K filed with the SEC on March 15, 2024 and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

Dividends beyond the fourth quarter of 2024 have not yet been approved or declared by the Board of Directors for VAALCO. The declaration and payment of future dividends remains at the discretion of the Board and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the Board. The Board reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on VAALCO common stock, the Board may revise or terminate the payment level at any time without prior notice.
Any forward-looking statement made by Vaalco in this press release is based only on information currently available to Vaalco and speaks only as of the date on which it is made. Except as may be required by applicable securities laws, Vaalco undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
WI CPR Reserves
WI CPR reserves represent proved (1P) and proved plus probable (2P) estimates as reported by Petroleum Development Consultants Limited and prepared in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers. The SEC definitions of proved and probable reserves are different from the definitions contained in the 2018 Petroleum Resources Management Systems approved by the Society of Petroleum Engineers. As a result, 1P and 2P WI CPR reserves may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC definitions.
1P and 2P WI CPR reserves, as disclosed herein, may differ from the SEC definitions of proved and probable reserves because:
•Pricing for SEC is the average closing price on the first trading day of each month for the prior year which is then held flat in the future, while the 1P and 2P WI CPR pricing assumption was $79.79 per barrel of oil beginning in 2024, $69.79 in 2025, and inflating 2% thereafter;
•Lease operating expenses are typically not escalated under the SEC’s rules, while for the WI CPR reserves estimates, they are escalated at 2% annually beginning in 2024.
Management uses 1P and 2P WI CPR reserves as a measurement of operating performance because it assists management in strategic planning, budgeting and economic evaluations and in comparing the operating performance of Svenska to other companies. Management believes that the presentation of 1P and 2P WI CPR reserves is useful to its international investors, particularly those that invest in companies trading on the London Stock Exchange, in order to better compare reserve information to other London Stock Exchange-traded companies that report similar measures. However, 1P and 2P WI CPR reserves should not be used as a substitute for proved reserves calculated in accordance with the definitions prescribed by the SEC. In evaluating VAALCO’s business, investors should rely on VAALCO’s SEC proved reserves and consider 1P and 2P WI CPR reserves only supplementally.
Other Oil and Gas Advisories
Investors are cautioned when viewing BOEs in isolation. The Svenska reserves estimates as of October 1, 2023 were calculated using a BOE conversion ratio of six thousand cubic feet of natural gas to one barrel of oil equivalent (6 MCF: 1 Bbl). The Svenska reserves estimates as of December 31, 2023 were calculated using a BOE conversion ratio of five thousand eight hundred cubic feet of natural gas to one barrel of oil equivalent (5.8 MCF: 1 Bbl). BOE conversion ratio is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalencies described above, utilizing such equivalencies may be incomplete as an indication of value.
Inside Information
This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Matthew Powers, Corporate Secretary of VAALCO.

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	As of September 30, 2024	As of December 31, 2023
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$89,101	$121,001
Restricted cash	146	114
Receivables:
Trade, net of allowances for credit loss and other of $0.7 million and $0.5 million, respectively	84,344	44,888
Accounts with joint venture owners, net of allowance for credit losses of $1.2 million and $0.8 million, respectively	1,131	1,814
Egypt receivables and other, net of allowances for credit loss and other of $0.0 million and $4.6 million as of December 31, 2023	42,163	45,942
Crude oil inventory	4,776	1,948
Prepayments and other	15,138	12,434
Total current assets	236,799	228,141
Crude oil, natural gas and NGLs properties and equipment, net	531,589	459,786
Other noncurrent assets:
Restricted cash	9,462	1,795
Value added tax and other receivables, net of allowances for credit loss and other of $0.0 million	10,228	4,214
Right of use operating lease assets	2,320	2,378
Right of use finance lease assets	83,093	89,962
Deferred tax assets	57,035	29,242
Abandonment funding	6,268	6,268
Other long-term assets	1,109	1,430
Total assets	$937,903	$823,216
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,047	$22,152
Accounts with joint venture owners	984	5,990
Accrued liabilities and other	103,848	67,597
Operating lease liabilities - current portion	335	2,396
Finance lease liabilities - current portion	12,560	10,079
Foreign income taxes payable	43,473	19,261
Total current liabilities	176,247	127,475
Asset retirement obligations	65,868	47,343
Operating lease liabilities - net of current portion	2,006	33
Finance lease liabilities - net of current portion	70,912	78,293
Deferred tax liabilities	103,356	73,581
Other long-term liabilities	18,482	17,709
Total liabilities	436,871	344,434
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 160,000,000 shares authorized, 122,304,124 and 121,397,553 shares issued, 103,743,163 and 104,346,233 shares outstanding, respectively	12,230	12,140
Additional paid-in capital	361,147	357,498
Accumulated other comprehensive income	1,013	2,880
Less treasury stock, 18,560,961 and 17,051,320 shares, respectively, at cost	(78,024)	(71,222)
Retained earnings	204,666	177,486
Total shareholders' equity	501,032	478,782
Total liabilities and shareholders' equity	$937,903	$823,216

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	September 30, 2023	June 30, 2024	September 30, 2024	September 30, 2023
	(in thousands except per share amounts)
Revenues:
Crude oil, natural gas and natural gas liquids sales	$140,334	$116,269	116,778	$357,267	$305,912
Operating costs and expenses:
Production expense	42,324	39,956	52,446	126,859	106,760
FPSO demobilization and other costs	—	—	—	—	5,647
Exploration expense	—	1,194	—	48	1,259
Depreciation, depletion and amortization	47,031	32,538	33,132	105,987	94,958
General and administrative expense	6,929	6,216	7,591	21,230	16,835
Credit losses and other	69	822	3,341	5,222	2,437
Total operating costs and expenses	96,353	80,726	96,510	259,346	227,896
Other operating income (expense), net	102	5	132	68	(298)
Operating income	44,083	35,548	20,400	97,989	77,718
Other income (expense):
Derivative instruments gain (loss), net	210	(2,320)	257	(380)	(2,268)
Interest expense, net	(588)	(1,426)	(1,117)	(2,640)	(5,375)
Bargain purchase gain	—	—	19,898	19,898	(1,412)
Other income (expense), net	(141)	183	(1,984)	(3,925)	(97)
Total other income (expense), net	(519)	(3,563)	17,054	12,953	(9,152)
Income before income taxes	43,564	31,985	37,454	110,942	68,566
Income tax expense	32,574	25,844	9,303	64,115	52,203
Net income	$10,990	$6,141	$28,151	$46,827	$16,363
Other comprehensive income (loss)
Currency translation adjustments	1,655	(2,216)	(1,068)	(1,867)	(335)
Comprehensive income	$12,645	$3,925	$27,083	$44,960	$16,028

Basic net income (loss) per share:
Net income (loss) per share	$0.10	$0.06	$0.27	$0.45	$0.15
Basic weighted average shares outstanding	103,743	106,289	103,528	103,644	106,876
Diluted net income (loss) per share:
Net income (loss) per share	$0.10	$0.06	$0.27	$0.45	$0.15
Diluted weighted average shares outstanding	103,842	106,433	103,676	103,728	107,072

VAALCO ENERGY, INC AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2024	2023

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$46,827	$16,363
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	105,987	94,958
Bargain purchase gain	(19,898)	1,412
Exploration expense	48	1,194
Deferred taxes	(7,762)	(2,305)
Unrealized foreign exchange loss	(613)	932
Stock-based compensation	3,362	2,332
Cash settlements paid on exercised stock appreciation rights	(154)	(282)
Derivative instruments (gain) loss, net	209	2,268
Cash settlements paid on matured derivative contracts, net	(15)	(62)
Cash settlements paid on asset retirement obligations	(315)	(4,796)
Credit losses and other	5,222	2,437
Other operating loss, net	34	317
Equipment and other expensed in operations	1,589	2,560
Change in operating assets and liabilities:
Trade, net	(39,456)	29,364
Accounts with joint venture owners, net	(4,739)	15,090
Egypt receivables and other, net	(394)	694
Crude oil inventory	12,153	(5,952)
Prepayments and other	(1,847)	1,198
Value added tax and other receivables	(5,713)	(3,719)
Other long-term assets	1,808	2,942
Accounts payable	(9,034)	(10,083)
Foreign income taxes receivable/(payable)	24,327	36,025
Accrued liabilities and other	(42,441)	(11,076)
Net cash provided by (used in) operating activities	69,185	171,811
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(61,530)	(77,365)
Cash paid in business combination	(40,166)	—
Cash received in business combination	40,578	—
Net cash provided by (used in) investing activities	(61,118)	(77,365)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	447	593
Dividend distribution	(19,647)	(20,153)
Treasury shares	(6,803)	(17,493)
Deferred financing costs	—	(83)
Payments of finance lease	(6,261)	(5,246)
Net cash provided by (used in) in financing activities	(32,264)	(42,382)
Effects of exchange rate changes on cash	(4)	(321)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(24,201)	51,743
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	129,178	59,776
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$104,977	$111,519

VAALCO ENERGY, INC AND SUBSIDIARIES
Selected Financial and Operating Statistics
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2024	September 30, 2023	June 30, 2024	September 30, 2024	September 30, 2023
NRI SALES DATA
Crude oil, natural gas and natural gas liquids sales (MBOE)	2,134	1,812	1,764	5,388	4,839
Average daily sales volumes (BOE)	23,198	19,696	19,386	19,664	17,725

WI PRODUCTION DATA
Etame Crude oil (MBbl)	810	911	780	2,408	2,787
Egypt Crude oil (MBbl)	964	1,076	953	2,867	3,032
Canada Crude Oil (MBbl)	112	101	130	303	317
Canada Natural Gas (Mcf)	449	470	423	1,341	1,327
Canada Natural Gas Liquid (MBOE)	82	82	76	234	237
Canada Crude oil, natural gas and natural gas liquids (MBOE)	269	261	277	761	775
Côte d'Ivoire Crude oil (MBbl)	415	—	303	717	—
Total Crude oil, natural gas and natural gas liquids production (MBOE)	2,458	2,248	2,313	6,753	6,594
Gabon Average daily production volumes (BOEPD)	8,800	9,901	8,566	8,789	10,209
Egypt Average daily production volumes (BOEPD)	10,480	11,691	10,474	10,465	11,106
Canada Average daily production volumes (BOEPD)	2,923	2,835	3,041	2,776	2,838
Côte d'Ivoire Average daily production volumes (BOEPD)	4,506	—	3,329	2,619	—
Average daily production volumes (BOEPD)	26,709	24,427	25,411	24,649	24,153

NRI PRODUCTION DATA
Etame Crude oil (MBbl)	704	792	678	2,095	2,425
Egypt Crude oil (MBbl)	657	732	643	1,941	2,074
Canada Crude Oil (MBbl)	95	81	117	263	275
Canada Natural Gas (Mcf)	380	376	381	1,161	1,151
Canada Natural Gas Liquid (MBOE)	69	66	69	202	206
Canada Crude oil, natural gas and natural gas liquids (MBOE)	227	210	250	656	673
Côte d'Ivoire Crude oil (MBbl)	415	—	303	717	—
Total Crude oil, natural gas and natural gas liquids production (MBOE)	2,003	1,734	1,874	5,410	5,172
Gabon Average daily production volumes (BOEPD)	7,652	8,609	7,451	7,647	8,883
Egypt Average daily production volumes (BOEPD)	7,141	7,957	7,066	7,084	7,598
Canada Average daily production volumes (BOEPD)	2,471	2,279	2,742	2,395	2,462
Côte d'Ivoire Average daily production volumes (BOEPD)	4,506	—	3,329	2,619	—
Average daily production volumes (BOEPD)	21,770	18,845	20,588	19,745	18,943

AVERAGE SALES PRICES:
Crude oil, natural gas and natural gas liquids sales (per BOE) - WI basis	$69.07	$70.78	$70.92	$69.90	$67.40

Crude oil, natural gas and natural gas liquids sales (per BOE) - NRI basis	$65.41	$63.41	$66.05	$65.99	$62.48
Crude oil, natural gas and natural gas liquids sales (Per BOE including realized commodity derivatives)	$65.39	$63.38	$66.03	$65.98	$62.47

COSTS AND EXPENSES (Per BOE of sales):
Production expense	$19.83	$22.05	$29.74	$23.54	$22.06
Production expense, excluding offshore workovers and stock compensation*	$19.80	$22.04	$29.68	$23.52	$22.32
Depreciation, depletion and amortization	$22.04	$17.96	$18.78	$19.67	$19.62
General and administrative expense**	$3.25	$3.43	$4.34	$3.94	$3.48
Property and equipment expenditures, cash basis (in thousands)	$12,431	$22,533	$32,481	$61,530	$77,365
*Offshore workover costs excluded from the three months ended September 30, 2024 and 2023 and June 30, 2024 are $0.1 million, $0 million and $0.1 million, respectively.
*Stock compensation associated with production expense excluded from the three months ended September 30, 2024 and 2023 and June 30, 2024 are immaterial.
**General and administrative expenses include $0.52, $0.57 and $0.51 per barrel of oil related to stock-based compensation expense in the three months ended September 30, 2024 and 2023 and June 30, 2024, respectively.
NON-GAAP FINANCIAL MEASURES
Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income, deferred income tax expense (benefit), unrealized commodity derivative loss (gain), bargain purchase gain on the Svenska Acquisition, FPSO demobilization, transaction costs related to the Svenska acquisition and non-cash and other items.
Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income, interest expense (income) net, income tax expense (benefit), depletion, depreciation and amortization, exploration expense, FPSO demobilization, non-cash and other items including stock compensation expense, Bargain purchase gain on the Svenska Acquisition, other operating (income) expense, net, non-cash purchase price adjustment, transaction costs related to acquisition, credit losses and other and unrealized commodity derivative loss (gain).
Management uses Adjusted Working Capital as a transition tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.
Management uses Free Cash Flow to evaluate financial performance and to determine the total amount of cash over a specified period available to be used in connection with returning cash to shareholders, and believes the measure is useful to investors because it provides the total amount of net cash available for returning cash to shareholders by adding cash generated from operating activities, subtracting amounts used in financing and investing activities, effects of exchange rate changes on cash and adding back amounts used for dividend payments and stock repurchases. Free Cash Flow is a non-GAAP financial measure and as used herein represents net change in cash, cash equivalents and restricted cash and adds the amounts paid under dividend distributions and share repurchases over a specified period.
Free Cash Flow has significant limitations, including that it does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP. Free Cash Flow should not be considered as a substitute for cashflows from operating activities before discontinued operations or any other liquidity measure presented in accordance with GAAP. Free Cash Flow may vary among other companies. Therefore, the Company’s Free Cash Flow may not be comparable to similarly titled measures used by other companies.
Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss), and the calculation of these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX, Adjusted Net Income, Adjusted Working Capital and Free Cash Flow may not be comparable to similarly titled measures used by other companies.
The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX, Adjusted Working Capital and Free Cash Flow.

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
Reconciliation of Net Income to Adjusted Net Income	September 30, 2024	September 30, 2023	June 30, 2024	September 30, 2024	September 30, 2023
Net income	$10,990	$6,141	$28,151	$46,827	$16,363
Adjustment for discrete items:
Unrealized derivative instruments loss (gain)	(192)	2,321	(266)	365	2,206
Bargain purchase gain	—	—	(19,898)	(19,898)	—
FPSO demobilization	—	—	—	—	5,647
Deferred income tax expense (benefit)	(3,089)	(985)	(2,021)	(8,551)	673
Non-cash purchase price adjustment	—	—	14,981	14,981	—
Transaction costs related to acquisition	327	—	1,762	3,402	—
Other operating (income) expense, net	(102)	(5)	(132)	(68)	313
Adjusted Net Income	$7,934	$7,472	$22,577	$37,058	$25,202

Diluted Adjusted Net Income per Share	$0.08	$0.07	$0.22	$0.36	$0.24
Diluted weighted average shares outstanding (1)	103,842	106,433	103,676	103,728	107,072
(1)No adjustments to weighted average shares outstanding

	Three Months Ended			Nine Months Ended
Reconciliation of Net Income to Adjusted EBITDAX	September 30, 2024	September 30, 2023	June 30, 2024	September 30, 2024	September 30, 2023
Net income	$10,990	$6,141	$28,151	$46,827	$16,363
Add back:
Interest expense (income), net	588	1,426	1,117	2,640	5,375
Income tax expense (benefit)	32,574	25,844	9,303	64,115	52,203
Depreciation, depletion and amortization	47,031	32,538	33,132	105,987	94,958
Exploration expense	—	1,194	—	48	1,259
FPSO demobilization	—	—	—	—	5,647
Non-cash or unusual items:
Stock-based compensation	1,479	1,078	984	3,362	2,332
Unrealized derivative instruments loss (gain)	(192)	2,321	(266)	365	2,206
Bargain purchase gain	—	—	(19,898)	(19,898)	—
Other operating (income) expense, net	(102)	(5)	(132)	(68)	313
Non-cash purchase price adjustment	—	—	14,981	14,981	—
Transaction costs related to acquisition	327	—	1,762	3,402	—
Credit losses and other	69	822	3,341	5,222	2,437
Adjusted EBITDAX	$92,764	$71,359	$72,475	$226,983	$183,093

VAALCO ENERGY, INC AND SUBSIDIARIES
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of September 30, 2024	As of December 31, 2023	Change
Current assets	236,799	228,141	$8,658
Current liabilities	(176,247)	(127,475)	(48,772)
Working capital	60,552	100,666	(40,114)
Add: lease liabilities - current portion	12,895	12,475	420
Add: current liabilities - discontinued operations	—	673	(673)
Adjusted Working Capital	$73,447	$113,814	$(40,367)

Nine Months Ended September 30, 2024
Reconciliation of Free Cash Flow
Net cash provided by Operating activities	$69,185
Net cash used in Investing activities	(61,118)
Net cash used in Financing activities	(32,264)
Effects of exchange rate changes on cash	(4)
Total net cash change	(24,201)

Add back shareholder cash out:
Dividends paid	19,647
Stock buyback	5,502
Total cash returned to shareholders	25,149

Free Cash Flow	$947